UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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METHODE ELECTRONICS, INC.
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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METHODE ELECTRONICS, INC.
7401 West Wilson Avenue
Chicago, Illinois 60706
(708) 867-6777

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 13, 2018

To the Shareholders of Methode Electronics, Inc.:

Notice is hereby given that the annual meeting of shareholders of Methode Electronics, Inc. will be held on Thursday, September 13, 2018 at 11:00 a.m., Central Daylight Time, at Methode’s corporate offices at 7401 West Wilson Avenue, Chicago, Illinois, 60706 for the following purposes:

1.	To elect a Board of Directors;
2.	To ratify the Audit Committee’s selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending April 27, 2019;
3.	To provide advisory approval of Methode’s named executive officer compensation; and
4.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote “FOR” each of Methode’s nominees for director, “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm and “FOR” advisory approval of Methode’s named executive officer compensation.

Our Board of Directors has fixed the close of business on July 16, 2018 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.

We are furnishing materials for our annual meeting on the Internet. You may vote your shares in person by attending our annual meeting, or by proxy. To vote by proxy, you may vote using the Internet, by toll-free telephone number or, if you request and receive a paper copy of the proxy card by mail, by signing, dating and mailing the proxy card in the self-addressed, postage-paid envelope provided. Information regarding voting by using the Internet or by telephone is contained in the Notice of Internet Availability of Proxy Materials. Instructions regarding voting by mail are contained on the proxy card.

It is important that your shares be represented and voted at the annual meeting. Whether or not you plan to attend the annual meeting, please vote on the matters to be considered. Thank you for your interest and cooperation.

By Order of the Board of Directors,

Walter J. Aspatore Chairman

Chicago, Illinois
July 30, 2018

METHODE ELECTRONICS, INC.
7401 West Wilson Avenue
Chicago, Illinois 60706
(708) 867-6777

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
September 13, 2018

GENERAL INFORMATION

We are furnishing this proxy statement to you in connection with the solicitation of proxies on behalf of Methode Electronics, Inc. (“Methode” or the “Company”) for use at our annual meeting of shareholders to be held on Thursday, September 13, 2018 at 11:00 a.m., Central Daylight Time, at Methode’s corporate offices at 7401 West Wilson Avenue, Chicago, Illinois, 60706 and at any adjournment or postponement of the annual meeting. On July 30, 2018, we mailed our Notice of Internet Availability of Proxy Materials, which contains instructions for our shareholders to access our proxy statement and annual report over the Internet or request a paper copy of the proxy materials.

At the annual meeting, we will ask our shareholders to (i) elect our Board of Directors, (ii) ratify the Audit Committee’s selection of Ernst & Young LLP (“EY”) to serve as our independent registered public accounting firm for fiscal 2019, (iii) provide advisory approval of Methode’s named executive officer compensation, and (iv) consider and vote upon any other business which properly comes before the annual meeting.

The Board of Directors recommends that you vote “FOR” each of Methode’s nominees for director, “FOR” the ratification of EY as our independent registered public accounting firm and “FOR” advisory approval of Methode’s named executive officer compensation.

You may vote your shares in person, by attending our annual meeting, or by proxy. To vote by proxy, you may vote using the Internet, by toll-free telephone number or, if you request and receive a paper copy of the proxy card by mail, by signing, dating and mailing the proxy card in the self-addressed, postage-paid envelope provided. Information regarding voting by using the Internet or by telephone is contained in the Notice of Internet Availability of Proxy Materials. Instructions regarding voting by mail are contained on the proxy card. Please do not submit a proxy card if you have voted by telephone or the Internet.

It is important that your shares be represented and voted at the annual meeting. Whether or not you plan to attend the annual meeting in person, please vote on the matters to be considered.

Record Date; Shares Outstanding

Our Board of Directors has fixed the close of business on July 16, 2018 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof. As of the record date, there were 37,006,049 shares of our common stock outstanding and entitled to vote at the annual meeting.

Quorum; Votes Required

In deciding all questions, assuming a quorum is present, a holder of Methode’s common stock is entitled to one vote, in person or by proxy, for each share held in such holder’s name on the record date. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Methode’s common stock is necessary to constitute a quorum at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum at the annual meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker lacks discretionary power to vote such shares.

With respect to the election of directors, the ratification of the selection of EY as our independent registered public accounting firm and providing advisory approval of our executive compensation, shareholders may vote (1) “for,” (2) “against,” or (3) to “abstain” from voting on each matter and each such matter requires approval by a majority of the shares of common stock represented at the meeting and entitled to vote. Both abstentions and broker non-votes will be considered as present but will not be considered as votes in favor of any matter. Broker non-votes are excluded from the “for,” “against” and “abstain” counts, and instead are reported as simply “broker non-votes.” Consequently, abstentions have the effect of voting against these matters, while broker non-votes have no effect as to voting for or against any such matter.

Under New York Stock Exchange rules, the proposal to ratify the selection of EY is considered a routine item. Therefore, brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions to the broker. In contrast, all other proposals set forth in this proxy statement are considered non-routine items, and brokers who have not received voting instructions from their clients may not vote on these proposals.

All properly executed and timely delivered proxies will be voted in accordance with the instructions provided. Unless contrary instructions are indicated, proxies will be voted “FOR” each of Methode’s nominees for director, “FOR” the ratification of the selection of EY and “FOR” advisory approval of Methode’s named executive officer compensation. The Board of Directors knows of no other business that will be presented for consideration at the annual meeting. If any other matter is properly presented, it is the intention of the persons named in the proxy to vote in accordance with their best judgment.

Voting Procedures

It is important that your shares be represented at the annual meeting. You may vote your shares in person, by attending our annual meeting, or by proxy. To vote by proxy, you may vote using the Internet, by toll-free telephone number or, if you request and receive a paper copy of the proxy card by mail, by signing, dating and mailing the proxy card in the self-addressed, postage-paid envelope provided. Information regarding voting by using the Internet or by telephone is contained in the Notice of Internet Availability of Proxy Materials. Instructions regarding voting by mail are contained on the proxy card. Please do not submit a proxy card if you have voted by telephone or the Internet. You may revoke your proxy as described below.

Revoking Your Proxy

If you decide to change your vote, you may revoke your proxy at any time before the annual meeting. You may revoke your proxy by notifying our Corporate Secretary in writing that you wish to revoke your proxy at the following address: Methode Electronics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706, attention: Corporate Secretary. You may also revoke your proxy by submitting a later-dated and properly executed proxy (including by means of the telephone or Internet) or by voting in person at the annual meeting. Attendance at the annual meeting will not, by itself, revoke a proxy.

Proxy Solicitation Expenses

The proxy is being solicited on behalf of Methode. We will bear the entire cost of this solicitation. Our directors, officers or other regular employees may solicit proxies by telephone, by e-mail, by fax or in person. No additional compensation will be paid to directors, officers and other regular employees for such services. We have retained the services of Innisfree M&A Incorporated (“Innisfree”) to serve as our proxy solicitor in connection with the annual meeting. Innisfree may assist us in soliciting proxies by telephone, email and by other means, and we expect to pay Innisfree a fee of $20,000, plus reasonable expenses.

In the event that beneficial owners of our shares request paper copies of our proxy materials, banks, brokerage houses, fiduciaries and custodians holding shares of our common stock beneficially owned by others as of the record date will be requested to forward such proxy soliciting material to the beneficial owners of such shares and will be reimbursed by Methode for their reasonable out-of-pocket expenses.

Householding of Annual Meeting Materials

We are sending only one copy of our Notice of Internet Availability of Proxy Materials and, if applicable, our proxy materials, to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save printing and postage costs. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. If you received a householded mailing this year and you would like to have additional copies of our Notice of Internet Availability of Proxy Materials and, if applicable, our proxy materials, mailed to you; if you received multiple copies of our Notice of Internet Availability of Proxy Materials and

would prefer to participate in householding; or if you would like to opt out of householding for future mailings, you may do so at any time by contacting us at: Methode Electronics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706, Attention: Corporate Secretary, or telephonically at 708-867-6777.

CORPORATE GOVERNANCE

We are committed to maintaining high standards of corporate governance in order to serve the long-term interests of Methode and our shareholders.

Director Independence

Our Board of Directors has considered the independence of the nominees for director under the applicable standards of the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange. Our Board has determined that all of the nominees for director are independent under the applicable standards, except for Donald Duda, our President and Chief Executive Officer. Mr. Duda’s lack of independence relates solely to his service as an executive officer and is not due to any other transactions or relationships.

In addition, our Board of Directors has determined that each member of our Audit Committee, our Compensation Committee and our Nominating and Governance Committee satisfies the independence requirements of the applicable standards, if any, of the SEC and the New York Stock Exchange.

Board Committees

The following chart sets forth the current Committee membership.

Committee	Members	Principal Functions		Number of Meetings in Fiscal 2018
Audit	Isabelle C. Goossen (Chair) Walter J. Aspatore Paul G. Shelton Lawrence B. Skatoff	•	Oversees accounting and financial reporting and audits of financial statements.	9
		•	Monitors performance of internal audit function and our system of internal control.
•
Monitors performance, qualifications and independence of our independent registered public accounting firm and makes decisions regarding retention, termination and compensation of the independent registered public accounting firm and approves services provided by the independent registered public accounting firm.

		•	Monitors compliance with legal and regulatory requirements pertaining to financial statements.
		•	Reviews our financial press releases and certain SEC filings.
•
Discusses with management major financial risk exposures and the steps taken to monitor and control such exposures, and discuss guidelines and policies by which risk assessment and risk management is undertaken.

		•	If applicable, reviews related party transactions and potential conflict of interest situations.

Committee	Members	Principal Functions		Number of Meetings in Fiscal 2018
Compensation	Martha Goldberg Aronson (Chair) Brian J. Cadwallader Darren M. Dawson Isabelle C. Goossen Christopher J. Hornung Paul G. Shelton	•	Oversees our executive compensation policies and plans.	7
		•	Approves goals and incentives for the compensation of our Chief Executive Officer and, with the advice of the Chief Executive Officer, the other executive officers.
		•	Approves grants under our stock and bonus plans.
		•	Makes decisions regarding the retention, compensation and termination of any compensation consultants, and monitors their independence.
		•	Evaluates whether risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect.
Nominating and Governance	Walter J. Aspatore (Chair) Brian J. Cadwallader Darren M. Dawson Isabelle C. Goossen Lawrence B. Skatoff	•	Recommends director candidates for election to our Board at the annual meeting or to fill vacancies.	6
		•	Recommends Board committee assignments.
		•	Recommends compensation and benefits for directors.
		•	Reviews our Corporate Governance Guidelines.
		•	Conducts an annual assessment of Board and committee performance.
		•	Reviews our risk management policies and practices.
		•	Reviews succession planning for our Chief Executive Officer.
Technology	Darren M. Dawson (Chair) Martha Goldberg Aronson Walter J. Aspatore Christopher J. Hornung	•	Reviews with management our technology assets and future needs.	4
		•	Reviews technology research and development activities and possible acquisitions of technology.

If applicable, our Audit Committee reviews related party transactions and potential conflict of interest situations in accordance with the Audit Committee Charter and our Code of Business Conduct. We do not have a separate written policy regarding related party transactions and potential conflict of interest situations. Our Code of Business Conduct states that conflicts of interest are prohibited, except as approved by our Board of Directors. In reviewing any such transaction, our Audit Committee and Board of Directors would consider Methode’s rationale for entering into the transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to Methode as would be the case were the transaction entered into with a third party and other relevant factors.

During the 2018 fiscal year, our Board of Directors held thirteen meetings, and no incumbent director attended less than 75% of the aggregate of the total number of meetings of our Board and the total number of meetings held by the respective committees on which he or she served. Under our Corporate Governance Guidelines, our directors are expected to attend Board and shareholder meetings and meetings of committees on which they serve. Our directors are expected to meet as frequently as necessary to properly discharge their responsibilities.

Our independent directors hold regularly scheduled executive sessions at which only independent directors are present. Pursuant to our Corporate Governance Guidelines, our Chairman of the Board is the Presiding Director of such sessions.

Our Audit, Compensation, Nominating and Governance and Technology Committees operate pursuant to charters adopted by the Board, which are available on our website at www.methode.com or in print upon any shareholder’s request. Our Corporate Governance Guidelines are also available on our website at www.methode.com or in print upon any shareholder’s request.

Board Leadership Structure, Evaluations, Risk Oversight and Compensation Policy Risks

The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interests of our shareholders. This structure provides for a greater role for the independent directors in the oversight of Methode and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

The Nominating and Governance Committee oversees the annual Board and committee evaluation process. Each year, our independent directors complete a written evaluation which focuses on Board practices, processes and skills, and seeks input on opportunities for improvement. To protect the directors’ anonymity and the integrity of the process, the directors send their completed evaluations directly to outside legal counsel. Legal counsel compiles the responses into a written report, which is then distributed to, and discussed by, the Nominating and Governance Committee and the full Board.

Our Board of Directors oversees Methode’s risk management practices. Our Board and committees review information regarding Methode’s markets, competition and financial risks, as well as risks associated with Methode’s operations, Methode’s employees and political risks encountered by Methode throughout the world. Our Audit Committee discusses with management Methode’s major financial risk exposures and the steps management has taken to monitor and control such exposures, and reviews the process by which risk is managed and assessed. Our Audit Committee also reviews the Company’s cyber-security and information technology practices and policies. Our Compensation Committee evaluates risks arising from Methode’s compensation practices and policies. Our Nominating and Governance Committee reviews and evaluates Methode’s policies and practices with respect to risk management and risk assessment in areas such as business operations, human resources, international operations and intellectual property. The entire Board of Directors is regularly informed about the risk management policies and practices monitored by the various committees. The Board of Directors also receives reports directly from officers responsible for assessing and managing particular risks within Methode.

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Methode. The Compensation Committee monitors the mix and design of the elements of executive compensation and believes that our compensation programs do not encourage management to assume excessive risks.

Nominating Process of the Nominating and Governance Committee

Our Nominating and Governance Committee is responsible for identifying and recommending to our Board of Directors individuals qualified to become directors consistent with criteria approved by our Board. In considering potential candidates for our Board, including with respect to nominations for re-election of incumbent directors, the Committee considers the potential candidate’s integrity and business ethics; strength of character, judgment and experience consistent with our needs; specific areas of expertise and leadership roles; and the ability to bring diversity to our Board. While the Nominating and Governance Committee charter and our Corporate Governance Guidelines do not prescribe diversity standards, the Committee considers diversity in the context of the Board as a whole, including whether the potential candidate brings complementary skills and viewpoints. The Committee also considers the ability of the individual to allocate the time necessary to carry out the tasks of Board membership, including membership on appropriate committees. The Committee seeks an appropriate balance between newer directors and longer-serving directors. Two of our current eight independent directors were added in the last two and one-half years. The Committee and the Board expect to add two more independent directors by our 2019 annual meeting of shareholders.

The Committee has adopted a process for identifying new director candidates. Recommendations may be received by the Committee from various sources, including current or former directors and Company contacts. In the event the Committee deems it appropriate to engage a search firm, it has sole authority to retain and terminate any such search firm and approve the search firm’s fees. In June 2018, the Committee retained a search firm to assist with the independent director recruitment process.

The Committee will also consider suggestions from our shareholders. Shareholders may recommend candidates at any time, but the Committee requires recommendations for election at our annual meeting to be submitted to the Committee no later than 120 days before the first anniversary of the date of the proxy statement from the previous year’s annual meeting. The written notice must include (i) the name, age, address and principal occupation or employment of the proposed nominee, (ii) the number of shares of our common stock owned by such nominee, (iii) a statement that the nominee is willing to be nominated, and (iv) any other information required in a proxy statement under the SEC’s rules. Recommendations must be sent to the Nominating and Governance Committee, Methode Electronics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706. Any recommendations from shareholders will be evaluated in the same manner that potential nominees suggested by current or former Directors or Company contacts are evaluated. Information regarding the requirements to nominate a director at our 2019 Annual Meeting are set forth below under “Other Information—Shareholder Proposals and Director Nominations.”

Communications with Directors

Our annual meeting of shareholders provides an opportunity each year for shareholders to ask questions of, or otherwise communicate directly with, members of our Board of Directors on appropriate matters. All but one of our directors attended the 2017 annual meeting. We anticipate that all of our directors will attend the 2018 annual meeting.

In addition, interested parties may, at any time, communicate in writing with any particular director, or our independent directors as a group, by sending such written communication to the Corporate Secretary of Methode Electronics, Inc. at 7401 West Wilson Avenue, Chicago, Illinois 60706. Copies of written communications received at such address will be provided to the relevant director or the independent directors as a group unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to us or our business or communications that relate to other improper or irrelevant topics.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct that applies to our directors, principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, as well as other employees. The code is available on our website at www.methode.com or in print upon any shareholder’s request.

If we make any substantive amendments to the Code of Business Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K in accordance with applicable rules and regulations.

Stock Ownership Guidelines

Our Compensation Committee considers stock ownership by directors to be an important means of linking their interests with those of our shareholders. We maintain stock ownership guidelines for our directors. All directors are expected to own stock with a value equal to at least five times the annual cash retainer paid to Methode directors, subject to a phase-in period. All of our directors were in compliance with our stock guidelines for fiscal 2018.

DIRECTOR COMPENSATION

We use a combination of cash and common stock to compensate our non-employee directors. Directors who are also our full-time employees are not paid for their services as directors or for attendance at meetings.

For the fiscal year ended April 28, 2018, our non-employee directors received an annual cash retainer of $44,000 and an attendance fee of $1,000 per committee meeting and for each board meeting other than the regularly scheduled quarterly meetings. In addition, in July 2017, the Compensation Committee, upon the recommendation of the Nominating and Governance Committee, granted each non-employee director serving at such time a stock award for 3,000 shares of common stock. Our Chairman of the Board and the Chair of each of our board committees received supplemental annual retainers in the following amounts: Chairman of the Board, $30,000; Chair of each of the Audit Committee and the Compensation Committee, $24,000; and Chair of each of the Nominating and Governance Committee and the Technology Committee, $12,000. In addition, members of our Audit Committee and Compensation Committee (other than the Chair) received an additional annual retainer of $10,000. Pursuant to our Deferred Compensation Plan, our directors may elect to defer up to 100% of their retainers and attendance fees per year. Additional information regarding the Deferred Compensation Plan is described under “Executive Compensation — Nonqualified Deferred Compensation” below.

The following table sets forth certain information regarding compensation earned by our non-employee directors during the fiscal year ended April 28, 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Martha Goldberg Aronson	91,000	120,900	211,900
Walter J. Aspatore	119,000	120,900	239,900
Warren L. Batts(2)	25,500	120,900	146,400
Brian J. Cadwallader(2)	18,500	-0-	18,500
Darren M. Dawson	88,000	120,900	208,900
Stephen F. Gates(2)	3,000	-0-	3,000
Isabelle C. Goossen	107,000	120,900	227,900
Christopher J. Hornung	75,000	120,900	195,900
Paul G. Shelton	90,000	120,900	210,900
Lawrence B. Skatoff	79,000	120,900	199,900
(1)	The reported amounts reflect the fair value at the date of grant calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Details of the assumptions used in valuing these awards are set forth in Note 4 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 28, 2018.
(2)	Mr. Gates passed away in July, 2017, Mr. Batts retired from the Board in September, 2017 and Mr. Cadwallader was elected to the Board in February, 2018.

SECURITY OWNERSHIP

Five Percent Shareholders

The following table sets forth information regarding all persons known by Methode to be the beneficial owners of more than 5% of Methode’s common stock as of July 27, 2018.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
BlackRock, Inc.(1) 55 East 52nd Street New York, New York 10055	4,570,332	12.0
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,367,765	8.8
Dimensional Fund Advisors LP(3) Building One 6300 Bee Cave Road Austin, TX 78746	2,039,210	5.3
(1)	Information is based on a Schedule 13G/A filed with the SEC on January 19, 2018. In the Schedule 13G/A, BlackRock, Inc. reported that, as a parent holding company, as of December 31, 2017, it had sole voting power with respect to 4,496,905 shares and sole dispositive power with respect to 4,570,332 shares.
(2)	Information is based on a Schedule 13G/A filed with the SEC on February 9, 2018. In the Schedule 13G/A, The Vanguard Group reported that, as of December 31, 2017, it had sole voting power with respect to 69,471 shares, shared voting power with respect to 5,559 shares, sole dispositive power with respect to 3,295,476 shares and shared dispositive power with respect to 72,289 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 66,730 shares of the Company’s common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 8,300 shares of the Company’s common stock as a result of its serving as investment manager of Australian investment offerings.
(3)	Information is based on a Schedule 13G/A filed with the SEC on February 9, 2018. In the Schedule 13G/A, Dimensional Fund Advisors LP reported that it is an investment advisor and, as of December 31, 2017, it had sole voting power with respect to 1,941,245 shares and sole dispositive power with respect to 2,039,219 shares.

Directors and Executive Officers

The following table sets forth information regarding our common stock beneficially owned as of July 27, 2018 by (i) each director and nominee, (ii) each of the named executive officers, and (iii) all current directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class (%)
Martha Goldberg Aronson	9,000	(2)	*
Walter J. Aspatore	30,000	(3)	*
Brian J. Cadwallader	3,000		*
Darren M. Dawson	13,000		*
Donald W. Duda	648,277	(4)	1.7
Isabelle C. Goossen	42,950		*
Christopher J. Hornung	40,850		*
Paul G. Shelton	44,850		*
Lawrence B. Skatoff	42,350	(5)	*
Andrea J. Barry	21,420	(6)	*
John R. Hrudicka	0		*
Joseph E. Khoury	237,200	(7)	*
Theodore P. Kill	176,656	(8)	*
Ronald L.G. Tsoumas	88,703	(9)	*
All current directors and executive officers as a group	1,259,526	(10)	3.4
*	Percentage represents less than 1% of the total shares of common stock outstanding.

(1)	Beneficial ownership arises from sole voting and dispositive power unless otherwise indicated by footnote.
(2)	Shares are held in a trust pursuant to which Ms. Goldberg Aronson shares voting and investment power with her husband.
(3)	Includes 21,000 shares held jointly with Mr. Aspatore’s wife.
(4)	Includes 7,222 shares held jointly with Mr. Duda’s wife, options to purchase 40,000 shares of common stock exercisable within 60 days, 195,055 shares of vested restricted stock units for which common stock will be delivered to Mr. Duda at such time as the value of the award is deductible by us or Mr. Duda’s employment terminates, 136,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Duda in the event of termination from Methode under any circumstance and 270,000 shares of performance-based restricted stock subject to forfeiture.
(5)	Shares are held in a trust pursuant to which Mr. Skatoff shares voting and investment power with his wife.
(6)	Includes 18,900 shares of performance-based restricted stock subject to forfeiture.
(7)	Includes options to purchase 12,000 shares of common stock exercisable within 60 days, 48,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Khoury in the event of termination from Methode under any circumstance and 135,000 shares of performance-based restricted stock subject to forfeiture.
(8)	Includes 83,250 shares of performance-based restricted stock subject to forfeiture.
(9)	Includes options to purchase 8,000 shares of common stock exercisable within 60 days, 5,203 shares of common stock held in our 401(k) Plan, 26,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Tsoumas in the event of termination from Methode under any circumstances and 49,500 shares of performance-based restricted stock subject to forfeiture.
(10)	Includes 28,222 shares held jointly, 51,530 shares held in trust with voting and investment power shared with a spouse, options to purchase 72,000 shares of common stock exercisable within 60 days, 6,279 shares of common stock held in our 401(k) Plan, 429,905 shares of vested restricted stock units and 473,400 shares of performance-based restricted stock subject to forfeiture.

PROPOSAL ONE
ELECTION OF DIRECTORS

A Board of nine directors will be elected at the annual meeting. Each director will hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified. All of the nominees listed below currently serve as directors. All of the nominees were recommended unanimously to our Board of Directors by our Nominating and Governance Committee and were nominated by our Board of Directors. If any nominee is unwilling or unable to serve as a director, an event which our Board does not anticipate, shares represented by the proxies will be voted for the election of another nominee nominated by our Board upon the recommendation of our Nominating and Governance Committee, or the Board may reduce the number of directors to be elected at the Annual Meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOLLOWING NOMINEES.

Martha Goldberg Aronson
Former Executive Vice President and President of Global Healthcare
Ecolab, Inc.
Director since 2016
Age 50

Ms. Goldberg Aronson served from 2012 to 2016 as Executive Vice President and President, Global Healthcare, at Ecolab, Inc., a specialty chemical company. From 2010 to 2012, Ms. Goldberg Aronson was President, North America at Hill-Rom Holdings, Inc., a global medical technology company. Prior to Hill-Rom, Ms. Goldberg Aronson spent 18 years at Medtronic, Inc., a medical technology provider, most recently serving as Senior Vice President and Chief Talent Officer. Ms. Goldberg Aronson is currently a member of the Board of Directors of Cardiovascular Systems, Inc., Conmed Corporation and Clinical Innovations, LLC. Ms. Goldberg Aronson also serves as Chair of the Board of Directors of the Guthrie Theater. Ms. Goldberg Aronson served as a director of Hutchinson Technology, Inc. from 2010 through 2016. Based on her extensive leadership experience and experience in the global health care markets, Ms. Goldberg Aronson has provided valuable insights to the Board.

Walter J. Aspatore, Chairman
Chairman Emeritus,
Amherst Partners, LLC
Director since 2008
Age 75

Mr. Aspatore has served as Chairman Emeritus of Amherst Partners, LLC, a business consulting firm, since 2010. Prior thereto, Mr. Aspatore was Chairman of Amherst Partners from 1994 through 2010. Mr. Aspatore has served as Chairman of our Board since 2012. Prior to co-founding Amherst Partners, Mr. Aspatore served in various officer positions at diversified manufacturing and technology businesses, including Cross and Trecker Corporation, the Warner and Swasey Company, Bendix Corporation and TRW Corporation. He also served as Vice Chairman and President of Onset BIDCO, a venture capital and subordinated debt fund, from 1992 to 1994. Mr. Aspatore also serves as a director of Mackinac Financial Corporation, a bank holding company. Mr. Aspatore’s consulting experience and service at various consulting, manufacturing and technology businesses has resulted in continued contributions to the Board.

Brian J. Cadwallader
Retired Vice President and General Counsel
Johnson Controls, Inc.
Director since February, 2018
Age 59

Mr. Cadwallader served as Vice President, Corporate Secretary and General Counsel of Johnson Controls, Inc. from October 2014 to December 2016. Prior thereto, Mr. Cadwallader served as Vice President and Assistant General Counsel of Johnson Controls from September 2011 to September 2014. Mr. Cadwallader served as Group Vice President and General Counsel of Johnson Controls’ Building Efficiency business from August 2010 to September 2011. Prior to joining Johnson Controls, Mr. Cadwallader served as Associate General Counsel at International Paper Company. Mr. Cadwallader’s legal background and corporate governance and M&A expertise contribute to the Board.

Dr. Darren M. Dawson
Leroy C. and Aileen H. Paslay Dean,
College of Engineering,
Kansas State University
Director since 2004
Age 55

Dr. Dawson has served as the Dean of the College of Engineering of Kansas State University since July, 2014. Prior thereto, Dr. Dawson served as a Professor in the Electrical and Computer Engineering Department at Clemson University, where he held various professor positions since 1990. His research interests include nonlinear control techniques for mechatronic systems, robotic manipulator systems and vision-based systems. Dr. Dawson’s work has been recognized by several awards, including the Clemson University Centennial Professorship in 2000. Dr. Dawson’s academic and technical background has provided the basis for continued contributions to the Board’s operations and deliberations.

Donald W. Duda
Chief Executive Officer and President,
Methode Electronics, Inc.
Director since 2001
Age 63

Mr. Duda has served as our Chief Executive Officer since 2004 and our President since 2001. Mr. Duda joined us in 2000 and served as our Vice President - Interconnect Products Group. Prior to joining Methode, Mr. Duda held several positions with Amphenol Corporation, a manufacturer of electronic connectors, most recently as General Manager of its Fiber Optic Products Division from 1988 through 1998. Mr. Duda has used his executive background and unique understanding of Methode to contribute to the Board.

Isabelle C. Goossen
Retired Vice President and Chief Financial Officer,
Chicago Symphony Orchestra Association
Director since 2004
Age 66

Ms. Goossen served as the Chief Financial Officer for the Chicago Symphony Orchestra Association from March, 2011 thru March, 2017. Ms. Goossen served as the Vice President for Finance and Administration for the Chicago Symphony Orchestra Association from 2001 thru March, 2017. From 1986 through 1999, Ms. Goossen held several management positions with Premark International, Inc., a diversified consumer products company, most recently as Vice President and Treasurer from 1996 through 1999. Ms. Goossen serves as a director of the Columbian Financial Group, the parent company of Columbian Mutual Life Insurance and Columbian Life Insurance Company, each a life insurance company. In addition, Ms. Goossen is a trustee of Knox College and a director of the Cook County Health Foundation. Ms. Goossen has used her financial expertise and management background to make continued contributions to the Board.

Christopher J. Hornung, Vice Chairman
Co-Founder,
Sturbridge Capital
Director since 2004
Age 66

Mr. Hornung co-founded Sturbridge Capital, an investment fund, in 2011. Mr. Hornung served as Chairman of Doskocil Manufacturing Company Inc., doing business as Petmate, a producer and distributor of pet products, from 2010 to May, 2017. Prior thereto, Mr. Hornung served as Chief Executive Officer of Next Testing, Inc., a provider of comprehensive, sport-specific athletic testing programs, from January 2007 to November 2013. From February 2004 through December 2006, Mr. Hornung served as President of the Pacific Cycle Division of Dorel Industries, Inc., a global consumer products company. Prior to the acquisition of Pacific Cycle by Dorel Industries Inc., Mr. Hornung served as the Chairman and Chief Executive Officer of Pacific Cycle. Mr. Hornung is a recipient of the EY Entrepreneur of the Year Award and serves on an advisory board of the University of Wisconsin School of Business. His executive and entrepreneurial experience as well as his expertise regarding international sourcing and distribution has resulted in continued contributions to the Board.

Paul G. Shelton
Retired Vice President and Chief Financial Officer,
FleetPride, Inc.
Director since 2004
Age 68

Mr. Shelton retired in 2003 as Vice President and Chief Financial Officer of FleetPride Inc., an independent heavy-duty truck parts distributor. From 1981 through 2001, Mr. Shelton served in various management positions at AMCOL International Corporation, a supplier of specialty minerals and chemicals, most recently as Senior Vice President from 1994 through 2001 and Chief Financial Officer from 1984 through 2001. Mr. Shelton serves on two private company boards and was a former member of the board of directors of AMCOL International Corporation and six private companies. Mr. Shelton has used his executive, financial and board experience to contribute to the operations and deliberations of the Board.

Lawrence B. Skatoff
Retired Executive Vice President and Chief Financial Officer,
BorgWarner Inc.
Director since 2004
Age 78

Mr. Skatoff retired in 2001 as Executive Vice President and Chief Financial Officer of BorgWarner Inc., a manufacturer of highly engineered systems and components for the automotive industry. Prior to joining BorgWarner Inc., Mr. Skatoff was Senior Vice President and Chief Financial Officer of Premark International, Inc., a diversified consumer products company, from 1991 through 1999. Before joining Premark, Mr. Skatoff was Vice President-Finance of Monsanto Company, a worldwide manufacturer of chemicals and pharmaceuticals. Mr. Skatoff’s executive experience and financial background has led to continued contributions to the Board.

PROPOSAL TWO
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors is directly responsible for the appointment, termination, compensation, evaluation and oversight of our independent registered public accounting firm. Our Audit Committee has selected EY to serve as our independent registered public accounting firm for the fiscal year ending April 27, 2019, subject to ratification of the selection by our shareholders. EY has served as our independent registered public accounting firm for many years and is considered to be well qualified.

Representatives of EY will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

If our shareholders do not ratify the selection of EY, our Audit Committee will reconsider the selection. Even if the selection is ratified, our Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of Methode and our shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF OUR AUDIT COMMITTEE’S SELECTION OF EY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL THREE
ADVISORY APPROVAL OF METHODE’S EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934 requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement, commonly known as a “say-on-pay” vote.

As described under “Executive Compensation – Compensation Discussion and Analysis,” we seek to align the interests of our executives with the interests of our shareholders and reward performance.

The advisory vote on this resolution is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers as disclosed in this proxy statement. The vote is advisory, which means that the vote is not binding on Methode, our Board of Directors or our Compensation Committee. Although this vote is nonbinding, our Board of Directors and our Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making decisions concerning executive compensation.

Shareholders may vote for or against the following resolution, or may abstain from voting. The affirmative vote of a majority of the shares present or represented at the annual meeting and entitled to vote is required to approve the proposed resolution.

We ask our shareholders to approve the following resolution:

      “RESOLVED, that the compensation of Methode’s named executive officers, as disclosed in Methode’s Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure, is hereby approved.”

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE FOREGOING RESOLUTION.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Our Board has determined that each member of our Audit Committee meets the requirements as to independence, experience and expertise established by the New York Stock Exchange. Our Board has designated Mr. Aspatore, Ms. Goossen, Mr. Shelton and Mr. Skatoff as audit committee financial experts as defined by the SEC. In fulfilling its oversight responsibilities, our Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended April 28, 2018 with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

Our Audit Committee reviewed and discussed with our independent registered public accounting firm, Ernst & Young LLP (“EY”), which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, the firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed under the standards of the Public Company Accounting Oversight Board (United States).

The Committee has received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Committee concerning independence, and has discussed with EY the firm’s independence from management and Methode and considered the compatibility of nonaudit services with the firm’s independence.

Our Audit Committee discussed with our internal auditors and EY the overall scope and plans for their respective audits. Our Audit Committee met with the internal auditors and EY, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Committee also discussed with EY the matters required to be discussed under the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees (AS 1301). In reliance on the reviews and discussions referred to above, the Committee recommended to our Board of Directors (and our Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended April 28, 2018 filed with the SEC.

AUDIT COMMITTEE
Isabelle C. Goossen, Chair
Walter J. Aspatore
Paul G. Shelton
Lawrence B. Skatoff

Auditing and Related Fees

Our Audit Committee engaged Ernst & Young to examine our consolidated financial statements for the fiscal year ended April 28, 2018. Fees paid to Ernst & Young for services performed during the 2018 and 2017 fiscal years were as follows:

	Fiscal 2018	Fiscal 2017
Audit Fees(1)	$2,669,509	$2,094,248
Tax Fees(2)	$98,389	$25,593
All Other Fees(3)	$395,929	$494,892
Total	$3,163,827	$2,614,733
(1)	Audit fees represent aggregate fees billed for professional services rendered by Ernst & Young for the audit of our annual financial statements and review of our quarterly financial statements, audit services provided in connection with other statutory and regulatory filings and consultation with respect to various accounting and financial reporting matters.
(2)	Tax fees primarily include fees for consultations regarding intercompany transfer pricing.
(3)	All other fees primarily includes fees related to due diligence on acquisition targets.

Pre-Approval Policy

Our Audit Committee is responsible for reviewing and pre-approving all audit and non-audit services provided by Ernst & Young and shall not engage Ernst & Young to perform non-audit services proscribed by law or regulation. In fiscal 2018, 100% of audit and non-audit services were approved by the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the key elements of our executive compensation program, including an analysis of compensation awarded to, earned by or paid to our named executive officers in fiscal 2018. Our fiscal 2018 named executive officers included Donald W. Duda, Chief Executive Officer; Ronald L.G. Tsoumas, Chief Financial Officer; Joseph E. Khoury, Senior Vice President; Theodore P. Kill, Vice President, Worldwide Automotive Sales and President of Dabir Surfaces; Andrea J. Barry, Chief Human Resources Officer; and John R. Hrudicka, our former Chief Financial Officer. In March, 2018, Mr. Hrudicka ceased to be employed by the Company, and Mr. Tsoumas was promoted to Chief Financial Officer. Mr. Kill retired from the Company on May 10, 2018.

Executive Summary

Our Compensation Committee strives to provide compensation programs that align our executives’ interests with those of our shareholders and appropriately reward our executives for performance against annual and multi-year objectives.

The key elements of our fiscal 2018 compensation program for our named executive officers included the following:

•	Salary. In reviewing fiscal 2018 salaries for our named executive officers, our Compensation Committee discussed retention issues, reviewed advice from its independent compensation consultant regarding market practices and considered Mr. Duda’s recommendations for officers other than himself. The Compensation Committee also considered other relevant factors, including the individual performance, skills and experience of each executive, internal pay equity issues, peer comparisons and the Company’s performance. Based on these factors, the Compensation Committee increased the salary of each of Messrs. Duda, Hrudicka, Kill and Tsoumas by 3% and increased Mr. Khoury’s salary by 12%. The Compensation Committee set Ms. Barry’s salary in connection with hiring her as our Chief Human Resources Officer.
•	Annual Performance-Based Cash Bonus. After considering the guideline benchmark target, executive performance, retention issues, internal pay equity, market conditions, the advice of our independent compensation consultant and Mr. Duda’s recommendations for the other officers, the Compensation Committee set fiscal 2018 annual performance-based cash bonus opportunities. For all of our executive officers other than Mr. Kill, 70% of the target bonus was based on an adjusted pre-tax income measure for the Company and 30% was based on sales objectives and/or individual objectives. For Mr. Kill, 100% of the target bonus was based on performance measures related to our Dabir Surface medical device products. The maximum amount payable with respect to the Company pre-tax income measure was set at 200% of the amount payable at the target level of performance, which aligns the bonus opportunity with competitive practice among the peer group.
•	Long-Term Incentive (“LTI”) Program. Our multi-year, long-term equity program consists of a mix of 60% performance-based restricted stock awards (“RSAs”), at target performance, and 40% time-based restricted stock units (“RSUs”). The Compensation Committee expects the LTI Program to cover all long-term incentive grants to the participants through the end of fiscal 2020. The number of RSAs earned will be based on the achievement of established goals for the Company’s earnings before net interest, taxes, fixed asset depreciation and intangible asset amortization (“EBITDA”) for fiscal 2020. The EBITDA performance goals under the LTI Program were designed to align with the Company’s targeted annual growth rate for EBITDA of 9% to 10% for the five-year period ending with fiscal 2020. The RSUs are subject to vesting based on continued service, subject to acceleration in certain limited circumstances.

Our executive compensation program contains the following components and features that are designed to reflect compensation governance best practices and align the interests of our named executive officers and shareholders.

•	No excessive post-termination benefits: Our executives do not participate in pension plans or receive other post-retirement benefits, nor do they generally have employment or severance agreements (other than in connection with a change of control).

•	No “single trigger” change of control benefits: We maintain “double-trigger” change of control agreements, and the executives are only entitled to a severance payment if an executive is terminated without cause or an executive terminates for good reason subsequent to a change of control. In addition, awards under our LTI Program do not automatically vest upon a change in control.
•	No excise tax gross ups: We do not provide for gross-up payments for excise taxes our executive officers may incur in connection with a change of control.
•	Robust performance-based incentives: In general, a significant amount of each of our named executive officer’s compensation is variable compensation and “at risk” for non-payment if we fail or the executive fails to meet performance targets. Consistent with our pay-for-performance philosophy, approximately 53% of our Chief Executive Officer’s fiscal 2018 compensation is composed of performance-based compensation, consisting of an annualized portion of the multi-year LTI Program RSAs (at target performance), and the annual performance-based cash bonus for fiscal 2018 at target.
•	Disclosure of performance measures: We disclose the performance measures for the RSAs outstanding under our LTI Program and our fiscal 2018 performance-based annual bonuses in this Compensation Discussion and Analysis.
•	No dividends or dividend equivalents on unearned awards: Under our 2014 Omnibus Incentive Plan, dividends on performance-based stock awards and dividend equivalents on performance-based stock unit awards are paid only to the extent the underlying awards are earned or vest.
•	Use of an independent compensation consultant: The Compensation Committee directly engages an independent compensation consultant to review the competitiveness and effectiveness of our executive compensation program and to advise the Compensation Committee on regulatory and other current trends and key developments in executive compensation.
•	Executive officer stock ownership requirements: We require all of our executive officers to hold substantial amounts of our common stock. Our Chief Executive Officer is expected to own stock with a value at least equal to six (6) times his base salary and other executive officers are expected to own two (2) times their base salary. In addition, for the majority of our executive officers, shares of common stock underlying vested RSUs will not be delivered to the executive until the earlier of the executive’s termination of employment or a change of control of Methode.
•	Incentive “clawback” policy: In the event we are required to restate our financial statements due to material noncompliance, our Incentive Compensation Recoupment Policy requires us to recover from our current or former executive officers certain amounts of incentive-based compensation paid within the prior three years.
•	Policy prohibiting hedging or pledging our stock: Our Insider Trading Policy prohibits our directors, executive officers and certain key employees from engaging in certain transactions involving our common stock, including options trading, short sales, derivative transactions and hedging transactions. In addition, these directors, executive officers and key employees are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan.
•	Annual say-on-pay advisory vote: We hold an annual advisory vote for our stockholders to review and approve our executive compensation program, which received 94% stockholder support last year.

Objectives and Measurement Principles

Our executive compensation program supports our objective of enhancing shareholder value through a competitive program that attracts and retains high-quality talent and rewards executives for demonstrating strong leadership and delivering results. Our executive compensation program is designed to:

•	Provide executives with a competitive pay arrangement.
•	Link short-term cash incentive pay to achievement of company objectives for pre-tax income and new business bookings, and in certain cases, individual objectives.
•	Link long-term equity incentives to achievement of EBITDA objectives, as adjusted for certain acquisitions and divestitures.
•	Align executive interests with shareholder interests by providing for capital accumulation through awards of RSAs and RSUs and encourage significant ownership of our common stock by our executive officers.

Our Compensation Process

Our Overall Process. Our Compensation Committee is comprised entirely of independent directors and meets as often as necessary to perform its duties. In fiscal 2018, our Compensation Committee met seven times. Our Compensation Committee typically meets with Donald W. Duda, our Chief Executive Officer.

Our Compensation Committee annually engages a compensation consultant to review the competitiveness and effectiveness of our executive compensation program and annually reviews summaries of our named executive officers’ compensation relative to peers and survey data. Our Compensation Committee also annually reviews company performance relative to peers.

Our Chief Executive Officer’s compensation is determined by our Compensation Committee. Management does not make recommendations to our Compensation Committee regarding compensation elements with respect to Mr. Duda’s compensation. For named executive officers other than Mr. Duda, compensation packages are developed and recommended by Mr. Duda, in consultation with the Chief Human Resources Officer, based on guidelines provided by our Compensation Committee. Our Compensation Committee determines whether to approve these recommendations, subject to any modifications that it may deem appropriate.

Role of Compensation Consultant. Since 2013, Frederic W. Cook & Co., Inc. (“FW Cook”) has provided independent executive compensation consulting services to the Compensation Committee. FW Cook is retained by and reports to the Compensation Committee. During fiscal 2018, FW Cook provided the following services:

•	assisted the Compensation Committee in evaluating the linkage between pay and performance;
•	assisted the Compensation Committee in developing a compensation peer group to be used for evaluating compensation decisions;
•	provided and reviewed market data and advised the Compensation Committee on setting executive compensation and the competitiveness and reasonableness of the Company’s executive compensation program;
•	reviewed and advised the Compensation Committee regarding the elements of the Company’s executive compensation program, each as relative to the Company’s peers and survey data;
•	provided information regarding realizable pay in light of our multi-year LTI Program; and
•	reviewed and advised the Compensation Committee regarding regulatory, governance, disclosure and other technical matters.

The Compensation Committee reviewed information provided by FW Cook addressing the independence of FW Cook and the representatives serving the Committee. Based on this information, the Compensation Committee concluded that the work performed by FW Cook and its representatives involved in the engagement did not raise any conflict of interest and that FW Cook and such representatives are independent from the Company’s management.

Consideration of 2017 Say-on-Pay Vote Results. At our 2017 annual meeting, our shareholders approved our fiscal 2017 executive compensation, with approximately 94% of voted shares cast in favor of the say-on-pay resolution. Our Compensation Committee considered the results of the 2017 say-on-pay vote along with other factors when making executive compensation decisions.

Risk Assessment. The Compensation Committee, together with the Chief Executive Officer, annually considers potential risks when reviewing our compensation programs for all employees, including our executive officers. Based on this assessment, the Compensation Committee concluded that our fiscal 2018 compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. In making this determination, the Compensation Committee reviewed the key features of our compensation programs and policies, including the following:

•	Fiscal 2018 compensation for our executive officers is composed of salary, annual performance-based cash incentives and long-term equity incentives that are time-based and performance-based, representing a balanced mix.
•	Our stock ownership policy requires significant stock ownership by our executive officers, which further aligns the interests of our executive officers with the long-term interests of our shareholders.

•	The maximum amount payable under the annual performance-based cash bonuses with respect to the profit and sales objectives is capped at 200% of target.
•	Our LTI Program is comprised entirely of equity awards in order to directly align the interests of our executive officers with those of our shareholders. The award mix of 60% performance-based RSAs, at target performance, and 40% time-vested RSUs is intended to support the Company’s operating performance and retention objectives, respectively.
•	Our Incentive Compensation Recoupment Policy requires us to recover from our current or former executive officers certain amounts of incentive-based compensation in the event we are required to restate our financial statements due to material noncompliance.
•	Our incentive programs are designed to avoid an over emphasis on a single performance metric. The annual incentive awards reward the achievement of short-term profit, new business bookings, and individual performance objectives. The performance-based RSAs under the LTI Program are tied to a longer-term profitability growth objective.
•	Employees are subject to a Company policy that prohibits pledging and hedging activities with respect to Methode common stock.
•	The Compensation Committee retains an outside independent compensation consultant.

Market Benchmarking and Positioning of Fiscal 2018 Executive Compensation

We strive to provide compensation opportunities that are market competitive. In order to assist the Compensation Committee in achieving this objective for fiscal 2018, FW Cook was retained to conduct a review of our executive compensation peer group and benchmark our executive compensation program using a custom peer group and third-party survey data. The Compensation Committee considers this benchmarking information in reviewing each element of our compensation program.

After considering the advice of FW Cook, the Compensation Committee approved using the fiscal 2017 peer group for fiscal 2018, subject to a few modifications. One former peer company, Multi-Fineline Electronix, Inc., was eliminated since it had been acquired. One new peer company, Kemet Corporation, was added. Kemet Corporation satisfies the Compensation Committee’s criteria for the peer group as summarized below.

The peer group used for benchmarking purposes in fiscal 2018 was selected using the following criteria:

•	Size as measured by revenue – we generally targeted companies with revenue one- half to two times our annual revenue.
•	Size as measured by market capitalization – we generally targeted companies with market capitalization one-third to three times our market capitalization.
•	Similar-type businesses – we generally targeted companies that are multinational and engage in businesses with similar technology, products and markets.

For compensation decisions affecting fiscal 2018 compensation, the peer group included the following companies:

AVX Corporation	Kemet Corporation	Rogers Corporation
CTS Corporation	LCI Industries	Standard Motor Products, Inc.
Dorman Products, Inc.	Littelfuse, Inc.	Stoneridge, Inc.
Franklin Electric Company, Inc.	MTS Systems Corporation	TTM Technologies, Inc.
Gentherm Incorporated	OSI Systems, Inc.	Universal Electronics Inc.
IPG Photonics Corporation

In benchmarking our compensation program for fiscal 2018, the Compensation Committee also reviewed information compiled by FW Cook from major third-party executive pay surveys.

As a general policy, we targeted fiscal 2018 executive officer total direct compensation (salary, annual cash bonus and long-term incentive compensation) and each component thereof in the 50th to 75th percentile range of competitive practice, which aligned with the Company’s relative positioning in terms of revenues, net income and market capitalization versus its peer group. In making benchmarking determinations for fiscal 2018 compensation, the Compensation Committee assumed that each executive would achieve the target level of performance under all performance-based awards. In addition, in valuing the RSA and RSU awards outstanding under the LTI Program, the Compensation Committee assumed each executive would achieve the target level of performance under the RSAs and included an annualized portion of these shares in the comparative calculations since the LTI Program is intended to cover all long-term incentive grants to the participants through fiscal 2020. One-fifth of the grant date fair value of these shares is included for each executive officer, except one-fourth for Mr. Hrudicka and one-third for Ms. Barry due to their mid-cycle hiring dates.

In setting each compensation component for our executive officers, the Compensation Committee considered the competitive market data, together with other relevant factors, including the individual performance and experience of each executive, retention issues, internal pay equity and consistency issues, the Company’s performance, expected future contributions of each executive, historical compensation levels, tenure and industry conditions. These and other factors may affect whether one or more of the compensation components for any of our executive officers is set outside of the benchmark range. In addition, the total direct compensation, annual cash bonus and long-term incentive compensation for one or more of our executive officers could be above or below this target range depending on the amounts earned under the performance-based awards.

Consistent with our pay-for-performance philosophy, our executive compensation program is generally structured so that a significant amount of each of our named executive officers’ compensation is variable compensation and “at risk” for non-payment if we fail, or the executive fails, to meet performance targets.

Components of Fiscal 2018 Compensation

Salary. Our Compensation Committee establishes salaries on an annual basis, taking into account the guideline benchmark target, levels of responsibility, prior experience and breadth of knowledge, potential for advancement, recent promotions and hirings, past performance, internal equity issues and external pay practices. In setting fiscal 2018 salary levels, the Compensation Committee reviewed advice from FW Cook regarding market practices and considered Mr. Duda’s recommendations for officers other than himself.

After deliberation, the Compensation Committee decided to increase the salary of each of Messrs. Duda, Hrudicka, Kill and Tsoumas by 3% and to increase Mr. Khoury’s salary by 12%. In addition to the factors listed above, the Compensation Committee considered Mr. Khoury’s increased responsibilities in setting his salary. The Compensation Committee set Ms. Barry’s salary at $275,000 in connection with her hiring as our Chief Human Resources Officer.

Annual Performance-Based Bonuses. In July 2017, our Compensation Committee established fiscal 2018 annual performance-based cash bonus opportunities for certain of our executive officers after considering the guideline benchmark target, the individual performance and experience of each executive, retention issues, internal pay equity and industry conditions. The Compensation Committee reviewed advice from FW Cook regarding market practices and considered Mr. Duda’s recommendations for officers other than himself. In setting the performance measures, our Compensation Committee considered, among other matters, past performance, the fiscal 2018 operating budget, product development matters and general economic conditions. The Compensation Committee determined that for all of our executive officers other than Mr. Kill, 70% of the target bonus would be based on a Company pre-tax income measure (as adjusted for acquisitions and related expenses and divestitures and related gains/losses and expenses) and 30% would be based on new business bookings or revenue objectives and/or individual objectives. For Mr. Kill, 100% of the target bonus was based on performance measures related to our Dabir Surface medical device products. The maximum amount payable with respect to the Company pre-tax income measure and Dabir Surface revenue measure was set at 200% of the amount payable at the target level of performance, which aligns the opportunity with competitive practice among the peer group.

Set forth below is an outline of the annual performance-based cash bonus awards for fiscal 2018 performance, including the maximum bonus, the relevant performance measures and the bonus paid.

Executive	Maximum Bonus	Performance Measures and Amounts Payable*	Bonus Earned
Donald W. Duda	$1,364,543
(1) Achieve consolidated pre-tax income (as adjusted for business acquisitions or dispositions) of $114.48 million (threshold), $120.50 million (target) and $138.58 million (maximum), with $258,157, $516,314 and $1,032,627 payable at threshold, target and maximum, respectively. The Company achieved consolidated pre-tax income of $121.69 million and Mr. Duda earned $550,352.

(2) Obtain certain new business bookings of at least $60 million (with certain minimum pre-tax margins), $110,639 payable. The Company booked $62 million for such new business.

(3) Achieve revenue from our Dabir Surface medical device products of $2 million (threshold), $5 million (target) and $8 million (maximum), with $55,319, $110,639 and $221,277 payable at threshold, target and maximum, respectively. This performance measure was not met.

			$660,991
Ronald L.G. Tsoumas	$275,860
(1) Achieve consolidated pre-tax income (as adjusted for business acquisitions or dispositions) of $114.48 million (threshold), $120.50 million (target) and $138.58 million (maximum), with $56,795, $113,590 and $227,179 payable at threshold, target and maximum, respectively. The Company achieved consolidated pre-tax income of $121.69 million and Mr. Tsoumas earned $121,078.

(2) Implement the new revenue recognition standard required under US GAAP ($32,454 payable). This performance measure was achieved.

(3) Implement a formal foreign exchange policy that includes certain pre-established analytics ($16,227 payable). This performance measure was not achieved.

			$155,532
Joseph E. Khoury	$455,556	(1) Achieve consolidated pre-tax income (as adjusted for business acquisitions or dispositions) of $114.48 million (threshold), $120.50 million (target) and $138.58 million (maximum), with $93,791, $187,582 and $375,164 payable at threshold, target and maximum, respectively. The Company achieved consolidated pre-tax income of $121.69 million and Mr. Khoury earned $199,948. (2) Obtain certain new business bookings of at least $60 million (with certain minimum pre-tax margins), $80,392 payable. The Company booked $62 million for such new business.	$280,340

Executive	Maximum Bonus	Performance Measures and Amounts Payable*	Bonus Earned
Theodore P. Kill	$390,393	(1) Achieve revenue from our Dabir Surface medical device products of $2 million (threshold), $5 million (target) and $8 million (maximum), with $86,574, $173,508 and $347,016 payable at threshold, target and maximum, respectively. This performance measure was not met. (2) Deliver a presentation to the Board of Directors on the strategy for Dabir Surfaces ($43,377 payable). This performance measure was met.	$43,377
Andrea J. Barry	$308,550
(1) Achieve consolidated pre-tax income (as adjusted for business acquisitions or dispositions) of $114.48 million (threshold), $120.50 million (target) and $138.58 million (maximum), with $63,525, $127,050 and $254,100 payable at threshold, target and maximum, respectively. The Company achieved consolidated pre-tax income of $121.69 million and Ms. Barry earned $135,426.

(2) Develop the Company’s internal recruiting department and reduce the use of outside recruiting agencies by 50% percent ($36,300 payable). This performance measure was achieved.

(3) Develop a commission structure and compensation program for Dabir Surfaces ($18,150 payable). This performance measure was achieved.

			$189,876
John R. Hrudicka	$520,047
(1) Achieve consolidated pre-tax income (as adjusted for business acquisitions or dispositions) of $114.48 million (threshold), $120.50 million (target) and $138.58 million (maximum), with $107,069, $214,137 and $428,274 payable at threshold, target and maximum, respectively.

(2) Deliver a presentation to the Board of Directors on the strategy for Dabir Surfaces ($30,591 payable).

(3) Implement a global consolidation and management reporting application program to address forecasting, budgeting, financial reporting and advanced analytics ($61,182 payable).

Since Mr. Hrudicka was not employed by the Company on the date the annual bonus amounts were paid, he was not entitled to any annual bonus payment.

			$0
*	Payouts are interpolated for performance falling between established performance objectives.

Other Benefits and Perquisites. Our U.S.-based executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability and, as applicable, our 401(k) savings plan (with a company contribution equal to three percent (3%) of salary, subject to certain limitations), in each case, on the same basis as our other employees. Our U.S.-based executive officers are also provided deferred compensation opportunities through a non-qualified Deferred Compensation Plan. We have never contributed any amounts to the

Deferred Compensation Plan on behalf of any of the named executive officers. For a description of the Deferred Compensation Plan, please see “Executive Compensation — Nonqualified Deferred Compensation,” below. In addition, a few perquisites are provided to the named executive officers. Perquisites include a company car allowance, professional association dues and provision for an annual physical exam. Mr. Hrudicka was paid $50,000 as a relocation bonus.

Change of Control Arrangements. We have entered into change of control agreements with all of our named executive officers, other than Mr. Khoury, that provide certain benefits upon termination in connection with a change of control event. As a Lebanese resident, Mr. Khoury is entitled to certain payments in the event of his termination under the Lebanese Labor Laws. These change of control agreements are designed to promote stability and continuity of senior management if a change of control event were to occur, both of which are in the best interest of Methode and our shareholders. Our executives are not entitled to a gross-up payment for excise taxes under our change of control agreements. In addition, our change of control agreements are “double trigger” whereby the executives are only entitled to a severance payment if an executive is terminated without cause or an executive terminates for good reason subsequent to a change of control. Our change of control provisions for the named executive officers are summarized below under “Executive Compensation − Potential Payments Upon Termination or Change of Control.”

Fiscal 2016 to 2020 Long-Term Incentive Program

During fiscal 2016, our Compensation Committee adopted a five-year, long-term incentive program consisting of a mix of 60% performance-based RSAs, at target performance, and 40% time-based RSUs (the “LTI Program”). Mr. Hrudicka and Ms. Barry received awards under the LTI Program in fiscal 2017 and 2018, respectively. The number of RSAs earned will vary based on performance relative to established goals for threshold, target and maximum performance. Performance will be based on the Company’s earnings before net interest, taxes, fixed asset depreciation and intangible asset amortization (“EBITDA”) for fiscal 2020, subject to certain adjustments, including adjustments for certain acquisitions and divestitures. The RSUs are subject to a vesting period based on continued service, subject to acceleration in certain limited circumstances. The Compensation Committee intends for the LTI Program to cover all long-term equity incentive grants to the participants through fiscal 2020.

A key consideration of the Compensation Committee in developing the LTI Program was the success of the prior five-year, long-term incentive program which concluded as of the end of fiscal 2015 (the “Fiscal 2011 LTI Program”). The Fiscal 2011 LTI Program included performance-based RSAs, performance-based tandem cash awards, RSUs and stock options. During the five-year period of the Fiscal 2011 LTI Program, revenues grew at an annualized rate of 18.5%, which supported annualized pre-tax profit growth and diluted earnings per share growth of 73.0% and 47.5%, respectively. In addition, we realized strong annualized total shareholder return of 34.0% during the period. During this period, our industry-leading performance reflected the introduction of numerous new products and technologies, the benefits of selective licensing and other business arrangements, the expansion of lower-cost manufacturing facilities and further vertical integration The Compensation Committee concluded that the Fiscal 2011 LTI Program succeeded in focusing our executive officers on growing the Company and appropriately rewarded our executive officers for creating value for our shareholders.

The Compensation Committee intends for the LTI Program to continue creating value for our shareholders using a long-term program that aligns pay with performance and includes a strong retention feature. In structuring the LTI Program, the Compensation Committee considered the advice of FW Cook, its independent executive compensation consultant, regarding market practices, award mix and size, possible performance criteria and alternative program structures. The Compensation Committee also considered Mr. Duda’s recommendations for officers other than himself.

The Compensation Committee considered multiple approaches for the LTI program, including the use of annual grants and alternative performance periods. After careful review, the Compensation Committee determined that the five-year program is appropriate after considering the success of the Fiscal 2011 LTI Program discussed above, as well as the lengthy sales and product development cycles and significant upfront capital requirements for many of the Company’s products. The Compensation Committee believes the term will focus our executive officers on the Company’s long-term objectives and retain our top executive talent over the period.

The LTI Program is comprised entirely of equity awards in order to directly align the interests of our executive officers with those of our shareholders. The Compensation Committee believes that the award mix of 60% performance-based RSAs, at target performance, and 40% time-vested RSUs supports the Company’s operating performance and retention objectives, respectively. Unlike the Fiscal 2011 LTI Program, stock options and performance-based tandem cash awards are not components of the LTI Program, in part due to accounting considerations, including the high costs of stock options relative to historical grants.

The Compensation Committee applied adjusted EBITDA as the RSA performance metric because it is one of the primary operating metrics tracked by the Company and its shareholders. The adjusted EBITDA performance goals set forth below align with the Company’s targeted 9% to 10% annual growth rate for EBITDA for the period. The adjustments to EBITDA for acquisitions and divestitures are designed to mitigate unintended windfalls to management for certain acquisitions and also to safeguard management from unintended penalties for shareholder-friendly divestitures that negatively impact the fiscal 2020 performance results.

In general, the Compensation Committee targeted the LTI Program awards in the 50th to 75th percentile range of competitive practice, which aligned with the Company’s relative positioning in terms of revenues, net income and market capitalization versus its peer group. In making these benchmarking determinations, the Compensation Committee assumed that each executive would achieve the target level of performance under the RSAs and included one-fifth of the grant date fair value of these shares in these comparative calculations. For Mr. Hrudicka and Ms. Barry, one-fourth and one-third, respectively, of the grant date fair value of these shares was included due to their mid-cycle hiring date. In determining the size of the award to each of our executive officers, the Compensation Committee also considered other relevant factors, including the individual performance and experience of each executive, internal pay equity and consistency issues, expected future contributions of each executive, historical compensation levels and tenure.

The table below sets forth the number of target RSAs and RSUs awarded to the named executive officers (“Target Shares”). All of the RSAs and RSUs awarded to Mr. Hrudicka were forfeited upon the date of his termination of employment.

Executive	Number of Shares
	Target RSAs*	RSUs
Donald W. Duda	180,000	120,000
Ronald L.G. Tsoumas	33,000	22,000
Joseph E. Khoury	90,000	60,000
Theodore P. Kill	90,000	60,000
Andrea J. Barry	12,600	8,400
*	The number of shares earned will depend on performance and may be up to 150% of this number.

Performance-Based RSAs. The number of RSAs earned will vary based on performance relative to established goals for threshold performance, target performance and maximum performance. The executive will not earn any shares if threshold performance is not met. Performance will be based on the Company’s EBITDA for fiscal 2020, subject to certain adjustments. All positive EBITDA from acquisitions that close during the term of the program and that are not accretive (as defined in the respective award agreement) in fiscal 2020 will be excluded. All positive EBITDA from acquisitions that close during fiscal 2019 or fiscal 2020 that are accretive in fiscal 2020 shall be included for purposes of determining fiscal 2020 EBITDA up to the target level and shall be excluded for purposes of determining fiscal 2020 EBITDA above the target level. For any divestitures approved by the Board during the period, the final four quarters of EBITDA from the divested business will be included in fiscal 2020 EBITDA. The performance measures and corresponding percentages of the target shares earned are set forth below.

Performance Measure	Fiscal 2020 Adjusted EBITDA	Percentage of Target RSAs Earned*
Threshold Performance	$198.9 million	50%
Target Performance	$221.0 million	100%
Maximum Performance	$243.1 million	150%
*	Payouts are interpolated for performance falling between established performance measures.

Dividends will not be paid on the RSAs until the shares have been earned. At such time, the executive will be entitled to a dividend equivalent payment based on the dividends declared during the restricted period and the number of shares earned.

In the event of an executive’s death or disability, he or she will earn all of the Target Shares. In the event of an executive’s qualified retirement, the executive will be eligible to earn a prorated number of shares based on the number of months during the 60-month performance period that have elapsed prior to retirement and Methode’s actual fiscal 2020 adjusted EBITDA result. In the event of a change of control in which the successor company does not assume the RSAs, the executive will earn a prorated number of the Target Shares based on the number of months during the 60-month performance period that have elapsed prior to the change of control. If the successor company assumes the RSAs and, if the executive is terminated without cause or resigns for good reason within a period of time after the transaction (two years for Mr. Duda and one year for Messrs. Khoury, Kill and Tsoumas and Ms. Barry), then the executive will earn a prorated number of the Target Shares based on the number of months during the 60-month performance period that have elapsed prior to termination of employment. The Compensation Committee believes these provisions regarding the treatment of the RSAs in the event of death, disability, retirement or a change of control reflect fair and reasonable treatment under these scenarios based on current governance best practices and competitive standards.

Time-Based RSUs. The RSUs are subject to a vesting period based on continued service, with 30% vested at the end of fiscal 2018, 30% vesting at the end of fiscal 2019, and 40% vesting at the end of fiscal 2020. Following vesting, the delivery of the stock underlying the RSUs will be deferred for all executive officers other than Ms. Barry until the earlier of the executive’s termination of employment or a change of control. Dividend equivalents will not be paid on the RSUs until the units have vested. Following vesting and until the delivery of the underlying common stock, each executive will be entitled to a quarterly payment in an amount equal to the aggregate per share cash dividend paid during the quarter multiplied by the number of vested RSUs held by the executive.

In the event of an executive’s death or disability, all unvested RSUs will become immediately and fully vested. In the event of an executive’s qualified retirement, a prorated number of RSUs will vest based on the months during the 60-month vesting period that have elapsed prior to retirement. In the event of a change of control in which the successor company does not assume the RSUs, all unvested RSUs will become immediately and fully vested. If the successor company assumes the RSUs and, if the executive is terminated without cause or resigns for good reason within a period of time after the transaction (two years for Mr. Duda and one year for Messrs. Khoury, Kill and Tsoumas and Ms. Barry), then all unvested RSUs will become immediately and fully vested. The Compensation Committee believes these provisions regarding the treatment of the RSUs in the event of death, disability, retirement or a change of control reflect fair and reasonable treatment under these scenarios based on current governance best practices and competitive standards.

Recent Management Changes

In March 2018, Mr. Hrudicka ceased to be employed by the Company, and Mr. Tsoumas was promoted to Chief Financial Officer. Mr. Kill retired from the Company in May, 2018.

Salary for Mr. Tsoumas. In June 2018, our Compensation Committee reviewed Mr. Tsoumas’ compensation. The Compensation Committee discussed Mr. Tsoumas’ promotion and increased responsibilities, reviewed advice from its independent compensation consultant and considered Mr. Duda’s recommendation. The Compensation Committee also considered other relevant factors, including Mr. Tsoumas’ performance, skills and experience, internal pay equity issues and peer comparisons. Based on these factors, the Compensation Committee increased Mr. Tsoumas’ annual salary to $400,000.

Agreement with Mr. Hrudicka. Pursuant to an Agreement and General Release between the Company and Mr. Hrudicka, he is entitled to certain compensation in return for a release of claims and an eighteen-month non-compete covenant. Mr. Hrudicka will be paid his annual salary of $464,000 for eighteen months, in accordance with the Company’s regular payroll practices, and $50,000 in connection with his relocation from Quincy, Illinois. Mr. Hrudicka is also entitled to continuing coverage under the Company’s health plan through September, 2019.

Retirement of Mr. Kill. Under the terms of our LTI Program, 37,000 of Mr. Kill’s RSUs vested upon his retirement and he is eligible to earn 55,500 of his RSA shares at target fiscal 2020 performance and 83,250 of his RSA shares at maximum performance. The Company and Mr. Kill entered into a Consulting Agreement with a one-year term, subject to early termination.

Significant Policies and Procedures

Stock Ownership Policy. Our Compensation Committee considers stock ownership by management to be an important means of linking management’s interests with those of our shareholders. After considering the importance of stock ownership, our Compensation Committee maintains stock ownership guidelines for our executive officers. The requirements are subject to a phase-in period in the event of a new hire or a promotion. Our Chief Executive Officer is expected to own stock with a value at least equal to six (6) times his base salary and all other executive officers are expected to own stock with a value at least equal to two (2) times their base salary. Vested and unvested time-based RSUs are included in the calculation of stock ownership for purposes of these guidelines. The value of each executive officer’s common stock holdings is determined as of the end of each fiscal year based on the average daily closing price of Methode’s common stock for such fiscal year. All of our named executive officers were in compliance with our stock ownership guidelines for fiscal 2018.

Insider Trading Policy. Our Insider Trading Policy prohibits our directors, executive officers and certain key employees from engaging in certain transactions involving our common stock, including options trading, short sales, derivative transactions and hedging transactions. In addition, these directors, executive officers and key employees are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan.

Deductibility of Compensation. Internal Revenue Code Section 162(m) generally limits the deductibility of compensation in excess of $1 million paid to our named executive officers. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” was deductible without regard to this $1 million limit. In prior years, the awards of options, performance-based RSAs, and annual performance-based cash bonuses to our named executive officers were structured in order to qualify for this performance-based compensation exception. However, the 2017 Tax Cuts and Jobs Act (the “Tax Act”), eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain prior awards. As a result, compensation that the Compensation Committee structured in 2017 and prior years with the intent of qualifying as performance-based compensation or otherwise being deductible under Section 162(m) that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules. Moreover, from and after January 1, 2018, compensation awarded in excess of $1 million to our named executive officers generally will not be deductible. Going forward, the Compensation Committee will continue to retain the flexibility to design compensation programs that are in the best long-term interests of the Company and our shareholders after taking into account a variety of factors, including deductibility.

Clawback Policy. In the event we are required to restate our financial statements due to material noncompliance, our Incentive Compensation Recoupment Policy requires us to recover from our current or former executive officers certain amounts of incentive-based compensation paid within the prior three years that were erroneously paid.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Martha Goldberg Aronson, Chair
Brian J. Cadwallader Darren M. Dawson
Isabelle C. Goossen
Christopher J. Hornung
Paul G. Shelton

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain summary information regarding the compensation awarded to, earned by or paid by us to, or for the account of, our Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer and our three other most highly compensated executive officers (the “named executive officers”) for the three fiscal years ended April 28, 2018.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
			RSAs(2)	RSUs(3)
Donald W. Duda President and Chief Executive Officer	2018	736,476	—	—	660,991	148,159	1,545,626
	2017	716,108	—	—	955,541	138,169	1,809,818
	2016	695,588	6,080,400	4,053,600	572,102	311,114	11,712,804
Ronald L.G. Tsoumas, Chief Financial Officer and Vice President, Corporate Finance(6)	2018	245,942	—	—	155,532	30,174	431,648
	2017	238,703	—	—	210,425	27,017	476,145
	2016	231,880	1,114,740	743,160	129,628	21,976	2,241,384
Joseph E. Khoury Chief Operating Officer(7)	2018	400,025	—	—	280,340	15,682	696,047
	2017	362,518	—	—	320,261	14,482	697,261
	2016	359,600	3,040,200	2,026,800	184,127	90,221	5,700,948
Theodore P. Kill Retired Vice President, Worldwide Automotive Sales and President of Dabir Surfaces(8)	2018	328,117	—	—	43,377	41,212	412,706
	2017	316,720	—	—	156,749	37,760	511,229
	2016	310,034	2,704,500	1,803,000	191,079	113,866	5,122,479
Andrea J. Barry Chief Human Resources Officer(9)	2018	269,711	562,590	375,060	189,876	13,273	1,410,510
John R. Hrudicka Former Chief Financial Officer and Vice President, Corporate Finance(6)	2018	454,688	—	—	—	170,714	625,402
	2017	346,154	1,675,200	1,116,800	396,303	12,481	3,546,938
(1)	Reflects the fair value at the date of grant. The value is calculated in accordance with Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”). Details of the assumptions used in valuing the awards are set forth in Note 4 to our audited financial statements included in our Annual Report on Form 10-K for such fiscal year.
(2)	These performance-based RSAs are eligible for vesting based on fiscal 2020 EBITDA relative to established goals for threshold, target and maximum performance. At the time of the grants, we deemed achievement of target performance probable, and therefore the grant date fair values reflected above were calculated on that basis. If, instead, the RSA amounts had been calculated assuming the Company would achieve maximum performance, the grant date fair values for these RSAs would have been as follows: Mr. Duda, $9,120,600; Mr. Tsoumas $1,672,110; Mr. Khoury, $ 4,560,300; Mr. Kill, $4,056,750; Ms. Barry $844,425 and Mr. Hrudicka, $2,512,800.
(3)	These RSUs are subject to a vesting period based on continued service, with 30% vested at the end of fiscal 2018, 30% vesting at the end of fiscal 2019 and 40% vesting at the end of fiscal 2020. For all named executive officers other than Ms. Barry, the RSUs are not eligible to be converted into common stock until a change of control or the executive officer leaves the Company.
(4)	Amounts reflect annual performance-based cash bonuses.

(5)	Amounts included in All Other Compensation reflect the following for fiscal 2018:
Executive	Vested RSU Dividend Equivalents ($)	401(k) Contribution ($)	Life Insurance ($)	Car Allowance ($)	Executive Physical ($)	Gift Card ($)
Mr. Duda	119,945	8,250	3,564	9,600	6,725	75
Mr. Tsoumas	8,000	8,250	1,002	6,000	6,847	75
Mr. Khoury	12,000	0	0	0	3,682	0
Mr. Kill	12,000	8,250	3,048	12,000	5,839	75
Ms. Barry	0	8,091	1,012	0	4,095	75
Mr. Hrudicka	0	8,250	610	0	3,995	75

For Mr. Hrudicka, also includes $50,000 paid in connection with the sale of his house as a result of his move to Chicago, Illinois and $107,783.66 paid pursuant to the Agreement described in footnote (6) below.

(6)	On March 12, 2018, Mr. Hrudicka ceased to be employed by the Company and Mr. Tsoumas was promoted to Chief Financial Officer. Pursuant to an Agreement and General Release between Mr. Hrudicka and the Company, Mr. Hrudicka will be paid $696,000 over eighteen months and was paid $50,000 in connection with his relocation.
(7)	Mr. Khoury was promoted to Chief Operating Officer on July 13, 2018. Mr. Khoury is a Lebanese resident and we paid Mr. Khoury’s cash compensation in Euros. For purposes of the Summary Compensation Table, this cash compensation was converted from Euros to U.S. Dollars using the average exchange rate of 1.1085 for fiscal 2016; 1.0926 for fiscal 2017 and 1.1805 for fiscal 2018.
(8)	Mr. Kill retired on May 10, 2018.
(9)	Ms. Barry was hired on May 1, 2017 with a salary of $275,000.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during the fiscal year ended April 28, 2018.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Donald W. Duda	7/11/2017	424,115	737,592	1,364,543	—	—	—	—	—
Ronald L.G. Tsoumas	7/11/2017	105,476	162,271	275,860	—	—	—	—	—
Joseph E. Khoury	7/11/2017	174,183	267,974	455,556	—	—	—	—	—
Theodore P. Kill	7/11/2017	130,131	216,885	390,393	—	—	—	—	—
Andrea J. Barry	5/1/2017	—	—	—	6,300	12,600	18,900	8,400	937,650
	7/11/2017	117,975	181,500	308,550	—	—	—	—	—
John R. Hrudicka	7/11/2017	198,842	305,910	520,047	—	—	—	—	—
(1)	Reflects annual performance-based cash bonus awards pursuant to the Methode Electronics, Inc. 2014 Omnibus Incentive Plan (the “2014 Plan”). The executive officers’ bonus amounts are based on achieving certain performance measures. For purposes of this table, for any award components that include only one level of performance, we have included such amount in each of the threshold, target and maximum columns. Amounts earned in fiscal 2018 by the executive officers under this award are reported in “Compensation Discussion and Analysis” and in the column titled “Non-Equity Incentive Plan Compensation-Annual Bonus” in the “Summary Compensation Table.” Details regarding these awards, including the relevant performance measures, are set forth in “Compensation Discussion and Analysis.”
(2)	Reflects restricted stock awards granted pursuant to our LTI Program which are eligible for vesting based on the achievement of certain financial targets for fiscal 2020 EBITDA. The unvested restricted stock awards are not entitled to payment of dividends, provided that at the time the shares vest, the executive is entitled to a payment based on the dividends declared during the restricted period and the number of shares earned.
(3)	Reflects restricted stock units granted pursuant to our LTI Program. These restricted stock units vest 30% on each of April 28, 2018 and April 27, 2019 and 40% on May 2, 2020, provided that the named executive officer remains a Methode employee. The unvested restricted stock units are not entitled to payment of dividends until they vest.
(4)	Amounts represent the fair value as of the date of grant calculated in accordance with ASC 718. Details of the assumptions used in valuing these options are set forth in Note 4 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 28, 2018.

Alternative Summary Compensation Table

As discussed in “Compensation Discussion and Analysis-Fiscal 2016 Long-Term Incentive Program,” in fiscal 2016, our Compensation Committee adopted a five-year, long-term equity incentive program consisting of a mix of 60% performance-based RSAs, at target performance, and 40% time-based RSUs (the “LTI Program”). Mr. Hrudicka and Ms. Barry received awards under the LTI Program in fiscal 2017 and fiscal 2018, respectively. The number of RSAs earned will vary based on performance relative to established goals for threshold, target and maximum performance. Performance will be based on the Company’s earnings before net interest, taxes, fixed asset depreciation and intangible asset amortization (“EBITDA”) for fiscal 2020, subject to certain adjustments for acquisitions and divestitures. The RSUs are subject to vesting based on continued service, subject to acceleration in certain limited circumstances. The Compensation Committee intends for the LTI Program to cover all long-term equity incentive grants to the participants through fiscal 2020.

Under the SEC’s proxy statement disclosure rules, the grant date fair value of the number of RSAs eligible for vesting at the target level of performance and the total number of RSUs awarded under the LTI Program has been reported in the Summary Compensation Table above in fiscal 2016 for Messrs. Duda, Tsoumas, Khoury and Kill, in fiscal 2017 for Mr. Hrudicka and in fiscal 2018 for Ms. Barry.

The Company is presenting the following Alternative Summary Compensation Table in order to illustrate how the Compensation Committee views annualized total compensation under the LTI Program. The Compensation Committee believes that due to the front-loaded nature of the RSA and RSU awards, the compensation amounts disclosed in the Summary Compensation Table for our named executive officers other than Mr. Hrudicka and Ms. Barry overstate compensation attributable to fiscal 2016 and understate compensation attributable to fiscal 2017 and fiscal 2018. For Mr. Hrudicka and Ms. Barry, the Compensation Committee believes that the compensation amounts disclosed in the Summary Compensation Table overstate compensation for fiscal 2017 and 2018, respectively.

The values in this table differ from the values disclosed in the Summary Compensation Table in that the value of the RSAs and the RSUs have been annualized equally over the respective five-year periods of the programs. For Mr. Hrudicka and Ms. Barry, the value of the grants has been annualized over four years and three years, respectively, due to their mid-cycle hiring dates. In both the Summary Compensation Table and the Alternative Summary Compensation Table, the values for the RSA and RSU awards reflect grant date fair values calculated in accordance with the applicable accounting rules. The Alternative Summary Compensation Table below has been revised as described and does not comply with SEC rules for the Summary Compensation Table. Shareholders should not view this alternative table as a substitute for the Summary Compensation Table and should review this Alternative Summary Compensation Table together with the Summary Compensation Table and other compensation tables contained herein that have been prepared in accordance with SEC rules.

Alternative Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Annualized Value of Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
			RSAs(2)	RSUs(3)
Donald W. Duda President and Chief Executive Officer	2018	736,476	1,216,080	810,720	660,991	148,159	3,572,426
	2017	716,108	1,216,080	810,720	948,700	138,169	3,829,777
	2016	695,598	1,216,080	810,720	572,102	311,114	3,605,614
Ronald L.G. Tsoumas Chief Financial Officer and Vice President, Corporate Finance	2018	245,942	222,948	148,632	155,532	30,174	803,228
	2017	238,703	222,948	148,632	210,425	27,017	847,725
	2016	231,880	222,948	148,632	129,628	21,976	755,064
Joseph E. Khoury Chief Operating Officer(6)	2018	400,025	608,040	405,360	280,340	15,682	1,717,170
	2017	362,518	608,040	405,360	320,261	14,482	1,710,661
	2016	359,600	608,040	405,360	184,127	90,221	1,647,348
Theodore P. Kill Retired Vice President, Worldwide Automotive Sales and President of Dabir Surfaces	2018	328,117	540,900	360,600	43,377	41,212	1,314,206
	2017	316,720	540,900	360,600	156,749	37,760	1,412,729
	2016	310,034	540,900	360,600	191,079	113,866	1,516,479
Andrea J. Barry, Chief Human Resource Officer	2018	269,711	187,530	125,020	189,876	13,273	785,410
John R. Hrudicka Former Chief Financial Officer and Vice President, Corporate Finance	2018	454,688	418,800	279,200	—	170,714	1,323,402
	2017	346,154	418,800	279,200	396,303	12,481	1,452,938
(1)	Reflects the annualized fair value at the date of grant. See footnotes (1), (2) and (3) of the Summary Compensation Table for additional information.
(2)	These performance-based RSAs are eligible for vesting based on fiscal 2020 EBITDA relative to established goals for threshold, target and maximum performance. The grant date fair values reflected above were calculated assuming the achievement of the target level of performance.
(3)	These RSUs are subject to vesting based on continued service, with 30% vested at the end of fiscal 2018, 30% vesting at the end of fiscal 2019 and 40% vesting at the end of fiscal 2020. For all named executive officers other than Ms. Barry, the RSUs are not eligible to be converted into common stock until a change of control or the executive officer leaves Methode.
(4)	Amounts reflect annual performance-based cash bonuses.
(5)	See footnote (5) of the Summary Compensation Table for information regarding the amounts included in All Other Compensation.
(6)	Mr. Khoury is a Lebanese resident and we paid Mr. Khoury’s cash compensation in Euros. For purposes of the Alternative Summary Compensation Table, this cash compensation was converted from Euros to U.S. Dollars. See footnote (7) of the Summary Compensation Table for information regarding the exchange rates.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding the outstanding equity awards of the named executive officers at April 28, 2018.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Share of Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Numbers of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)(3)
Donald W. Duda	40,000	—	37.01	7/7/2024	84,000	3,406,200	270,000	10,948,500
Ronald L.G. Tsoumas	8,000	—	37.01	7/7/2024	15,400	624,470	49,500	2,007,225
Joseph E. Khoury	12,000	—	37.01	7/7/2024	42,000	1,703,100	135,000	5,474,250
Theodore P. Kill	—	—	—	—	42,000	1,703,100	135,000	5,474,250
Andrea J. Barry	—	—	—	—	5,880	238,434	18,900	766,395
John Hrudicka(5)	—	—	—	—	—	—	—	—
(1)	These options were granted in July 2014. One-third of these options vested on each of the first, second and third anniversaries of the grant date.
(2)	These RSUs are subject to vesting based on continued service, with 30% vested at the end of fiscal 2018, 30% vesting at the end of fiscal 2019 and 40% vesting at the end of fiscal 2020.
(3)	Calculated based on the closing price of the Company’s common stock on April 27, 2018 of $40.55 per share.
(4)	These performance-based restricted stock awards are eligible for vesting based on the achievement of certain financial targets for fiscal 2020 EBITDA.
(5)	Mr. Hrudicka’s LTI Program RSA and RSU awards were forfeited upon his termination of employment.

Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises by the named executive officers and the vesting of restricted stock units during fiscal 2018.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Donald W. Duda	—	—	36,000	1,459,800
Ronald L.G. Tsoumas	—	—	6,600	267,630
Joseph E. Khoury	—	—	18,000	729,900
Theodore P. Kill	—	—	18,000	729,900
Andrea J. Barry	—	—	2,520	102,186
John Hrudicka	—	—	—	—
(1)	Calculated based on market value of Methode’s common stock at the time of exercise, minus the exercise cost.
(2)	Reflects RSUs awarded pursuant to our LTI Program that vested on April 28, 2018. For all named executive officers other than Ms. Barry, the RSUs are not eligible to be converted into common stock until a change of control or the executive leaves the Company.
(3)	Calculated based on the closing price of Methode’s common stock on April 27, 2018 of $40.55 per share.

Nonqualified Deferred Compensation

The following table sets forth certain information regarding deferred compensation with respect to the named executive officers for fiscal 2018.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last Fiscal Year-End ($)
Donald W. Duda	0	0	294	0	31,364
Ronald L.G. Tsoumas	244,449	0	14,508	0	1,104,696
Joseph E. Khoury	0	0	0	0	0
Theodore P. Kill	145,482	0	139,716	0	1,488,591
Andrea J. Barry	0	0	0	0	0
John Hrudicka	0	0	0	0	0
(1)	All executive contributions were reported as compensation in the “Summary Compensation Table” under the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns, depending on the source of the executive contribution.
(2)	Reflects distributions in accordance with the terms of each executive’s deferral election.

The Methode Electronics, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) allows a select group of management and highly compensated employees to defer up to 75% of their annual base salary, 100% of their annual bonus, and/or 100% of their tandem cash award, if applicable, with an aggregate minimum deferral of $3,000. The minimum period of deferral is three years. Participants are immediately 100% vested.

In addition to employee-directed deferrals, we may make contributions to the Deferred Compensation Plan to make up for limits applicable under our qualified plans and may make additional discretionary contributions as well. Participants vest in company contributions in accordance with the schedule set forth in the applicable agreement or plan governing such contributions. We made no contributions to the Deferred Compensation Plan in fiscal 2018.

Participants may elect from a list of certain mutual funds to determine any amounts credited or debited from their accounts, although we are under no obligation to invest the deferred amounts in any specified fund. This list is made available to all participants and account balances are credited or debited based on the current market rates for these funds. Participants may reallocate account balances and/or future deferrals on a daily basis.

Participants are entitled to receive a distribution from their account balances at the earlier of the end of the elected deferral period or retirement, disability, termination of employment or a change of control. Accounts are distributed in a lump sum or, in certain circumstances, in installments over a period of up to 15 years. Participants can also petition the Compensation Committee to receive a full or partial payout from the Deferred Compensation Plan in the event of an unforeseeable financial emergency.

Potential Payments Upon Termination or a Change of Control

In the event our named executive officers are terminated or Methode undergoes a change of control, our named executive officers are entitled to certain payments under their change of control agreements, our stock plans and certain other benefit plans. We note that Mr. Kill retired from the Company in May, 2018 and thereafter was not eligible to earn any benefits in connection with a change in control.

The following table summarizes payments payable to our named executive officers upon a change in control or the executive’s death, disability or qualified retirement under our outstanding equity and cash bonus awards.

Type of Award	Termination Scenario
	Change in Control	Death or Disability	Qualified Retirement(1)
Annual Performance-Based Cash Bonus
If the successor company does not assume the award, or if the successor company assumes the award and the executive is terminated without cause or resigns for good reason prior to payment, the executive will be entitled to the bonus payable assuming achievement of the target level of performance.
		Entitled to the bonus payable assuming achievement of the target level of performance.	Eligible to earn a prorated bonus based on the number of months elapsed since the start of the fiscal year and the actual performance achieved as of the end of such fiscal year.
Restricted Stock Units
If the successor company does not assume the RSUs, or if the successor company assumes the RSUs and the executive is terminated without cause or resigns for good reason within a period of time after the transaction (two years for Mr. Duda and one year for Messrs. Khoury, Kill and Tsoumas and Ms. Barry), all unvested RSUs will become immediately and fully vested.
		All unvested RSUs will become immediately and fully vested.	A prorated number of RSUs will vest based on the months elapsed since May 3, 2015.
Restricted Stock Awards
If the successor company does not assume the RSAs, or if the successor company assumes the RSAs and the executive is terminated without cause or resigns for good reason within a period of time after the transaction (two years for Mr. Duda and one year for Messrs. Khoury, Kill, and Tsoumas and Ms. Barry), the executive will earn a prorated number of the RSAs eligible for vesting assuming the achievement of the target level of performance based on the number of months elapsed since May 3, 2015.

In either case, the executive is also entitled to a payment based on the dividends declared during the restricted period and the number of shares vested.

The number of RSAs eligible for vesting assuming the achievement of the target level of performance will become immediately and fully vested.

The executive is also entitled to a payment based on the dividends declared during the restricted period and the number of shares vested.

Eligible to earn a prorated number of shares based on the number of months elapsed since May 3, 2015 and Methode’s fiscal 2020 adjusted EBITDA.

The executive is also entitled to a payment based on the dividends declared during the restricted period and the number of shares vested.

(1)	An executive’s qualified retirement occurs at or after age 65, or after age 55 with our consent.

Messrs. Duda, Tsoumas and Kill and Ms. Barry are parties to change of control agreements with the Company. Mr. Khoury is not a party to a change of control agreement. Pursuant to these change of control agreements, if within two years of a change of control or during a period pending a change of control, we terminate the executive’s employment without good cause or the executive voluntarily terminates his or her employment for good reason, the executive is entitled to the following:

•	a lump sum payment in an amount equal to a multiple of the executive’s base salary (three times for Mr. Duda, two times for Messrs. Tsoumas and Kill and one times for Ms. Barry);
•	a lump sum payment equal to a multiple of the lesser of: (a) the executive’s target bonus amount for the fiscal year in which executive’s employment termination occurs, or (b) the bonus the executive earned in the prior fiscal year (three times for Mr. Duda, two times for Messrs. Tsoumas and Kill and one times for Ms. Barry); and
•	continued participation in our welfare benefit plans for three years for Mr. Duda, two years for Messrs. Tsoumas and Kill and one year for Ms. Barry, or until the executive becomes covered under other welfare benefit plans providing substantially similar benefits.

The following table shows the potential amounts payable to our named executive officers upon termination or a change of control of Methode. The amounts shown assume that such termination was effective as of April 27, 2018 (the last trading day of our 2018 fiscal year), and reflect the price of our common stock on such date ($40.55) and reflects awards outstanding and unvested on such date. The table below does not reflect amounts payable to our named executive officers pursuant to plans or arrangements that are available generally to salaried employees, such as payments under the 401(k) Plan, the life insurance plan, the disability insurance plan and the vacation pay policy, payment of accrued base salary and accrued bonuses and, in the case of Mr. Khoury, payments under the Lebanese Labor Laws. In addition, the table does not reflect the distribution of each officer’s account balance in our Deferred Compensation Plan or the delivery of common stock underlying outstanding vested restricted stock units. For purposes of this table, we have assumed that our Compensation Committee has elected to accelerate all awards in each instance in which acceleration is subject to the discretion of our Compensation Committee.

Name	Termination Scenario (on 4/27/18)	Salary and Bonus Severance ($)	Payment of Annual Performance- Based Bonus ($)	Vesting of RSUs ($)	Vesting of RSAs ($)(1)	Health and Welfare Benefits ($)(2)
Donald W. Duda	Upon Change of Control(3)	—	$660,991	$3,406,200	$7,484,400	—
	Resignation for Good Reason/Termination Without Cause Following Change of Control(4)	$4,192,161	—	—	—	70,203
	Death or Disability	—	$660,991	$3,406,200	$7,484,400	—
	Qualified Retirement	—	$660,991	$2,043,720	$4,564,800	—
Ronald L.G. Tsoumas	Upon Change of Control(3)	—	$155,532	$624,470	$1,372,140	—
	Resignation for Good Reason/Termination Without Cause Following Change of Control(4)	$802,948	—	—	—	47,490
	Death or Disability	—	$155,532	$624,470	$1,372,140	—
	Qualified Retirement	—	$155,532	$374,682	$836,880	—

Name	Termination Scenario (on 4/27/18)	Salary and Bonus Severance ($)	Payment of Annual Performance- Based Bonus ($)	Vesting of RSUs ($)	Vesting of RSAs ($)(1)	Health and Welfare Benefits ($)(2)
Joseph E. Khoury	Upon Change of Control(3)	—	$280,340	$1,703,100	$3,742,200	—
	Resignation for Good Reason/ Termination Without Cause Following Change of Control	—	—	—	—	—
	Death or Disability	—	$280,340	$1,703,100	$3,742,200	—
	Qualified Retirement	—	$280,340	$1,021,860	$2,282,400	—
Theodore P. Kill	Upon Change of Control(3)	—	$43,337	$1,703,100	$3,717,900	—
	Resignation for Good Reason/ Termination Without Cause Following Change of Control(4)	$742,988	—	—	—	24,096
	Death or Disability	—	$43,337	$1,703,100	$3,717,900	—
	Qualified Retirement(5)	—	$43,337	$1,021,860	$2,258,100	—
Andrea J. Barry	Upon Change of Control(3)	—	$189,876	$238,434	$515,970	—
	Resignation for Good Reason/ Termination Without Cause Following Change of Control(4)	$451,211	—	—	—	24,096
	Death, Disability	—	$189,876	$238,434	$515,970	—
	Qualified Retirement	—	$189,876	$143,060	$311,598	—
John Hrudicka	Separation(6)	746,000	—	—	—	16,048
(1)	For purposes of this table, we have assumed that the target performance level will be achieved with respect to the RSAs. Amounts include an amount equal to the cash dividends declared during the period from the date of grant thru April 27, 2018, multiplied by the number of RSAs vested
(2)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the executive under our health and welfare benefit plans.
(3)	Includes amounts payable where the successor company assumed an award and then terminated an executive without cause or the executive resigned with good reason.
(4)	These amounts are in addition to amounts payable under the preceding row “Upon Change of Control.”
(5)	Mr. Kill retired from the Company in May, 2018. See “Compensation Discussion and Analysis—Recent Management Changes—Retirement of Mr. Kill” for additional information.
(6)	Reflects amounts payable under the Agreement and General Release between the Company and Mr. Hrudicka. Fifty thousand of such amount was paid in a lump sum and the remainder will be paid over eighteen months.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, we are providing the following information about the ratio of the median annual total compensation of our employees to the annual total compensation of our Chief Executive Officer, Donald W. Duda.

For fiscal 2018, the median of the annual total compensation of all of our employees (other than Mr. Duda) was $9,538 and Mr. Duda’s annual total compensation was $1,545,626, as reported in the Summary Compensation Table. Based on this information, the ratio of the annual total compensation of Mr. Duda to the median of the annual total compensation of all of our employees (other than Mr. Duda) was 162 to 1. In our view, this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K using the data and assumptions summarized below. Using Mr. Duda’s adjusted annual total compensation of $3,572,426 as reported in the Alternative Summary Compensation Table increases the ratio to 375 to 1.

To identify the median of the annual total compensation of all of our employees, we first determined our employee population as of February 1, 2018. As a global manufacturer, we have employees in the United States, Mexico, Malta, Egypt, China, Canada, India, Belgium, Lebanon, United Kingdom, Switzerland, Singapore and Hong Kong. As of February 1, 2018, we had 5,679 employees worldwide.

For purposes of identifying the median employee from our employee population, we considered annual base salary as of February 1, 2018, plus overtime, allowances and short-term incentive compensation for the trailing twelve months, each as reported in our payroll records and adjusted to US dollars based on foreign currency exchange rates in effect as of March 12, 2018. We did not make any cost-of-living adjustments to the pay of employees living in different jurisdictions than our CEO, but we did include certain adjustments for the annualization of pay for employees who were employed for only part of the period.

Using the above methodology, we determined that our median employee was a full-time design engineer located in India. We then calculated the elements of such employee’s compensation for fiscal 2018 in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K, resulting in annual total compensation in the amount of $9,538.

The pay ratio and median annual total compensation disclosed above reflect that the bulk of our employees are located in countries that have much lower prevailing wages than the United States. The assumptions used in the calculation of our estimated pay ratio are specific to our company and our employee population. As such, our pay ratio may not be comparable to the pay ratios of other companies, including companies in our compensation peer group.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws, our directors and executive officers are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established and we are required to disclose in this proxy statement if a director or executive officer filed a late report. During fiscal 2018, all such reports were timely filed. In making these disclosures, we have relied solely on written representations of our directors and executive officers and copies of the reports filed with the SEC.

Availability of Annual Report

Methode is providing its Annual Report to shareholders who receive this proxy statement. Methode will provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of this proxy statement, the Annual Report and Methode’s Annual Report on Form 10-K for the fiscal year ended April 28, 2018 are available, without charge, upon written request to Methode Electronics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706, Attention: Chief Financial Officer. You may also review Methode’s SEC filings by visiting our website at www.methode.com.

Shareholder Proposals and Director Nominations

If you wish to submit a shareholder proposal for inclusion in our proxy materials for our 2019 Annual Meeting, our Corporate Secretary must receive your proposal no later than April 1, 2019. Your proposal must be in writing and must comply with the proxy rules of the SEC.

Our advance notice by-law provisions require that any shareholder proposal or director nomination to be presented from the floor of our 2019 Annual Meeting must be received by our Corporate Secretary not later than the 60th day nor earlier than the 90th day prior to September 13, 2019 (the first anniversary of the preceding year’s annual meeting). If the date of our 2019 Annual Meeting is more than 30 days before or more than 60 days after September 13, 2019, shareholder proposals must be delivered no earlier than the 90th day prior to such annual meeting date and not later than the later of the 60th day prior to such annual meeting date or the 10th day following our public announcement of the meeting date for such annual meeting. Any shareholder proposal must be, under law, an appropriate subject for shareholder action in order to be brought before the meeting. In addition, in order to present a shareholder proposal or nominate a director at our 2019 Annual Meeting, the shareholder must satisfy certain other requirements set forth in our Amended and Restated By-Laws. Shareholder proposals and director nominations should be directed to the Corporate Secretary of Methode Electronics, Inc. at 7401 West Wilson Avenue, Chicago, Illinois 60706.

Other Matters

Neither our Board of Directors nor management knows of any other business that will be presented at the annual meeting. Should any other business properly come before the annual meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Walter J. Aspatore
Chairman

Chicago, Illinois
July 30, 2018

METHODE ELECTRONICS, INC.
METHODE ELECTRONICS, INC.
7401 WEST WILSON AVENUE
CHICAGO, IL 60706-4548

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 09/12/2018 for shares held directly and by 11:59 P.M. ET on 09/10/2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
Methode Electronics, Inc. encourages you to take advantage of convenient ways to vote these shares. If voting by proxy, you may grant a proxy by mail, or choose one of the two methods described below. Your telephone or Internet proxy authorizes the named proxies to vote these shares in the same manner as if you marked, signed, and returned your proxy card. To grant your proxy by telephone or Internet, read the annual meeting proxy statement and then follow these easy steps:

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 09/12/2018 for shares held directly and by 11:59 P.M. ET on 09/10/2018 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Walter J. Aspatore	☐	☐	☐
1b. Brian J. Cadwallader	☐	☐	☐
1c. Darren M. Dawson	☐	☐	☐
1d. Donald W. Duda	☐	☐	☐
1e. Martha Goldberg Aronson	☐	☐	☐
1f. Isabelle C. Goossen	☐	☐	☐
1g. Christopher J. Hornung	☐	☐	☐
1h. Paul G. Shelton	☐	☐	☐
1i. Lawrence B. Skatoff	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000385157_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

METHODE ELECTRONICS, INC.
This proxy is solicited by the Board of Directors
Annual Meeting of the Shareholders

The undersigned hereby appoints Walter J. Aspatore, Donald W. Duda and Ronald L. G. Tsoumas, and each of them, with full power of substitution, as proxies to vote all shares of Methode Electronics, Inc. common stock which the undersigned is entitled to vote at the Annual Meeting of Methode Electronics, Inc. to be held on Thursday, September 13, 2018 at 11:00 a.m., Central Daylight Time, at Methode's corporate offices at 7401 West Wilson Avenue, Chicago, Illinois 60706, and at any adjournment or postponement thereof.

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. If other business is presented at the Annual Meeting, this proxy shall be voted in accordance with the best judgment of the persons named as proxies above.

Continued and to be signed on reverse side

0000385157_2 R1.0.1.17